Exhibit 99.1

Argan, Inc. Reports Third Quarter Results

December 6, 2017 — ROCKVILLE, MD — Argan, Inc. (NYSE: AGX) (“Argan” or the “Company”) today announced financial results for its third quarter ended October 31, 2017. For additional information, please read the Company’s Quarterly Report on Form 10-Q, which the Company intends to file today with the U.S. Securities and Exchange Commission (the “SEC”).  The Quarterly Report can be retrieved from the SEC’s website at www.sec.gov or from the Company’s website at www.arganinc.com.

Summary Information (dollars in thousands, except per share data (unaudited)):

	October 31,
	2017	2016	Change	% Change
For the Quarter Ended:
Revenues	$232,945	$175,444	$57,501	33%
Gross profit	37,718	36,578	1,140	3
Gross profit margins	16.2%	20.8%	(4.6)	(22)
Net income attributable to the stockholders of the Company	$17,229	$18,073	$(844)	(5)
Diluted per share	1.09	1.16	(0.07)	(6)
EBITDA attributable to the stockholders of the Company	30,275	27,024	3,251	12
Diluted per share	1.92	1.73	0.19	11

For the Nine Months Ended:
Revenues	$723,237	$468,287	$254,950	54%
Gross profit	129,221	108,892	20,329	19
Gross profit margins	17.9%	23.3%	(5.4)	(23)
Net income attributable to the stockholders of the Company	$64,993	$49,977	$15,016	30
Diluted per share	4.11	3.23	0.88	27
EBITDA attributable to the stockholders of the Company	105,443	79,295	26,148	33
Diluted per share	6.68	5.12	1.56	30

	October 31, 2017	January 31, 2017	Change	% Change
As of:
Cash, cash equivalents and short-term investments	$483,681	$522,994	$(39,313)	(8)%
Billings in excess of costs and estimated earnings	146,863	209,241	(62,378)	(30)
Backlog	509,000	1,011,000	(502,000)	(50)

Third Quarter Results:

Revenues increased to $233 million, up 33% compared to the prior year quarter, primarily due to Gemma Power Systems (GPS) having reached peak and post-peak construction activities on four large, natural gas-fired power plants.  The power industry services segment continues to drive our financial results and represents 91% of consolidated revenues for the quarter ended October 31, 2017. Gross profit increased 3% to $38 million, primarily due to the increased revenues, while gross margin percentage decreased from 20.8% to 16.2% compared to the prior year quarter, which primarily reflected the achievement of final completion of two natural gas-fired power plant projects in the prior year period, as well as the effects of increased labor and subcontractor cost estimates in the current period for certain projects.

Selling, general and administrative expenses increased $0.3 million to $10.1 million, primarily reflecting the cost of a larger organization necessary to support increased operations and to expand into new markets.  However, these expenses decreased as a percentage of revenues to 4.3% from 5.6% in the prior year quarter.  Other income increased $1.0 million quarter over quarter, due to increased yields and short-term investment balances.  There was no net income attributable to non-controlling interests for the current quarter compared to $1.2 million in the prior year quarter, as activities on two large power plant projects were completed last year by the joint ventures. The income tax expense and effective rate were higher in the current quarter as compared to the prior year quarter due to certain favorable adjustments in the prior year quarter compared to unfavorable adjustments in the current quarter.  Exclusive of adjustments, the estimated annual effective income tax is 36.7% for the current year compared to 35.2% at this time last year, an increase primarily due to the decrease in non-controlling interests.  These factors resulted in net income attributable to our stockholders decreasing 5% to $17.2 million, or $1.09 per diluted share, compared to $18.1 million, or $1.16 per diluted share, for the prior year quarter.  EBITDA attributable to the stockholders for the quarter ended October 31, 2017 increased 12% to $30.3 million, or $1.92 per diluted share, from $27.0 million, or $1.73 per diluted share, for the prior year quarter.

Nine Month Results:

For the nine months ended October 31, 2017, consolidated revenues increased 54% to a record $723 million over the prior year period, primarily due to the ramped-up, peak and post-peak construction activities of GPS on four large, natural gas-fired power plants.  The power industry services segment represented 92% of consolidated revenues for the nine months ended October 31, 2017. Gross profit increased 19% to $129 million, primarily due to the increased revenues, while gross margin percentage decreased from 23.3% to 17.9% compared to the prior year period, reflecting the reason discussed above, the changes in the mix and progress of various power plant projects and the differences in their respective gross margins.

For the reasons discussed above, for the nine months ended October 31, 2017, selling, general and administrative expenses increased $6.0 million to $30.4 million, other income increased $2.9 million and net income attributable to non-controlling interests decreased 96%, or $6.4 million over the prior year period. In addition, as described above, income tax expense increased $10.6 million due to higher pre-tax income, an increased estimated annual effective income tax and other adjustments. These factors resulted in net income attributable to our stockholders for the nine months ended October 31, 2017 increasing 30% to $65.0 million, or $4.11 per diluted share, compared to $50.0 million, or $3.23 per diluted share, for the prior year period.  EBITDA attributable to the stockholders for the nine months ended October 31, 2017 increased 33% to $105.4 million, or $6.68 per diluted share, from $79.3 million, or $5.12 per diluted share, for the prior year period.

The Company’s balance sheet continues to strengthen. As of October 31, 2017, cash, cash equivalents and short-term investments totaled $484 million and net liquidity was $292 million. The Company has no bank debt. The work performed in the quarter reduced the contract backlog to $0.5 billion as of October 31, 2017, including Atlantic Projects Company’s (APC) contract to perform certain EPC services for the expansion of an existing gas-fired power station in Spalding, England that was added to backlog during the quarter.

Commenting on Argan’s results, Rainer Bosselmann, Chairman and Chief Executive Officer, stated, “On a trailing twelve-month basis, we have reached $930 million in revenues, $85 million in net income and $137 million in EBITDA.  Our fiscal year results just two years ago were less than half of each of these amounts.  This growth is a direct result of our execution on major EPC projects in this increasingly challenging market over the past two years.  We are proud of this growth and these results, and we are pleased to have added some great projects in the United Kingdom to our backlog, but we know we need to add many more.  We remain hard at work in those efforts as we endeavor to continue increasing long term shareholder value.”

About Argan, Inc.

Argan’s primary business is providing a full range of services to the power industry including the engineering, procurement and construction of natural gas-fired power plants, along with related commissioning, operations management, maintenance, project development and consulting services, through its Gemma Power Systems and Atlantic Projects Company operations. Argan also owns SMC Infrastructure Solutions, which provides telecommunications infrastructure services, and The Roberts Company, which is a fully integrated fabrication, construction and industrial plant services company.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) the continued strong performance of our power industry services business; (2) the Company’s ability to successfully and profitably integrate acquisitions; and (3) the Company’s ability to achieve its business strategy while effectively managing costs and expenses. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in Argan’s filings with the SEC. In addition, reference is hereby made to cautionary statements with respect to risk factors set forth in the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings.

Company Contact:	Investor Relations Contact:

Rainer Bosselmann	David Watson

301.315.0027	301.315.0027

ARGAN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2017	2016	2017	2016

REVENUES	$232,945	$175,444	$723,237	$468,287
Cost of revenues	195,227	138,866	594,016	359,395
GROSS PROFIT	37,718	36,578	129,221	108,892
Selling, general and administrative expenses	10,119	9,848	30,408	24,429
Impairment loss	—	—	—	1,979
INCOME FROM OPERATIONS	27,599	26,730	98,813	82,484
Other income, net	1,692	690	4,221	1,283
INCOME BEFORE INCOME TAXES	29,291	27,420	103,034	83,767
Income tax expense	12,062	8,194	37,738	27,122
NET INCOME	17,229	19,226	65,296	56,645
Net income attributable to non-controlling interests	—	1,153	303	6,668
NET INCOME ATTRIBUTABLE TO THE STOCKHOLDERS OF ARGAN, INC.	17,229	18,073	64,993	49,977

EARNINGS PER SHARE ATTRIBUTABLE TO THE STOCKHOLDERS OF ARGAN, INC.
Basic	$1.11	$1.19	$4.19	$3.34
Diluted	$1.09	$1.16	$4.11	$3.23

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
Basic	15,545	15,137	15,509	14,974
Diluted	15,793	15,601	15,796	15,490

CASH DIVIDENDS PER SHARE	$1.00	$1.00	$1.00	$1.00

ARGAN, INC. AND SUBSIDIARIES

Reconciliations to EBITDA

(In thousands)(Unaudited)

	Three Months Ended October 31,
	2017	2016
Net income	$17,229	$19,226
Less EBITDA attributable to noncontrolling interests	—	(1,153)
Income tax expense	12,062	8,194
Depreciation	726	525
Amortization of purchased intangible assets	258	232
EBITDA attributable to the stockholders of the Company	$30,275	$27,024

	Nine Months Ended October 31,
	2017	2016
Net income	$65,296	$56,645
Less EBITDA attributable to noncontrolling interests	(303)	(6,668)
Income tax expense	37,738	27,122
Depreciation	1,936	1,444
Amortization of purchased intangible assets	776	752
EBITDA attributable to the stockholders of the Company	$105,443	$79,295

Management uses EBITDA, a non-GAAP financial measure, for planning purposes, including the preparation of operating budgets and the determination of appropriate levels of operating and capital investments. Management believes that EBITDA provides additional insight for analysts and investors in evaluating the Company’s financial and operational performance and in assisting investors in comparing the Company’s financial performance to those of other companies in the Company’s industry. However, EBITDA is not intended to be an alternative to financial measures prepared in accordance with GAAP and should not be considered in isolation from the Company’s GAAP results of operations. Consistent with the requirements of SEC Regulation G, reconciliations of the Company’s non-GAAP financial results from net income are included in the presentations above and investors are advised to carefully review and consider this information as well as the GAAP financial results that are presented in the Company’s SEC filings.

ARGAN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	October 31, 2017	January 31, 2017
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$149,708	$167,198
Short-term investments	333,973	355,796
Accounts receivable	83,681	54,836
Costs and estimated earnings in excess of billings	10,197	3,192
Prepaid expenses and other current assets	6,236	6,927
TOTAL CURRENT ASSETS	583,795	587,949
Property, plant and equipment, net	15,257	13,112
Goodwill	34,913	34,913
Other intangible assets, net	7,405	8,181
Deferred taxes	383	241
Other assets	548	92
TOTAL ASSETS	$642,301	$644,488

LIABILITIES AND EQUITY

CURRENT LIABILITIES
Accounts payable	$114,448	$101,944
Accrued expenses	31,005	39,539
Billings in excess of costs and estimated earnings	146,863	209,241
TOTAL CURRENT LIABILITIES	292,316	350,724
Deferred taxes	1,788	1,195
TOTAL LIABILITIES	294,104	351,919

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.10 per share — 500,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $0.15 per share — 30,000,000 shares authorized; 15,551,952 and 15,461,452 shares issued at October 31 and January 31, 2017, respectively; 15,548,719 and 15,458,219 shares outstanding at October 31 and January 31, 2017, respectively	2,333	2,319
Additional paid-in capital	141,766	135,426
Retained earnings	204,095	154,649
Accumulated other comprehensive losses	(8)	(762)
TOTAL STOCKHOLDERS’ EQUITY	348,186	291,632
Noncontrolling interests	11	937
TOTAL EQUITY	348,197	292,569
TOTAL LIABILITIES AND EQUITY	$642,301	$644,488